Exhibit 10.29

December 27, 2020

John Romano

Re: Appointment as Interim Co-Chief Executive Officer

Dear John:

This letter is to confirm your appointment as an Interim Co-Chief Executive Officer (“Interim Co-CEO”) of Tronox Holdings plc (the “Company”) effective as of December 27, 2020. You agree to serve in that capacity during the “Interim Period”, which shall commence on December 27, 2020 and continue until such time that: (i) Jeff Quinn returns from his leave of absence and resumes the role of the Company’s Chief Executive Officer; (ii) the Company’s Board of Directors (the “Board”) appoints a permanent Chief Executive Officer or permanent Co-Chief Executive Officers; or (iii) the Board determines in its sole discretion that you no longer shall serve as an Interim Co-CEO.

During the Interim Period, you agree to perform such duties and responsibilities customarily associated with the position of an Interim Co-CEO in a business the size and nature of the Company and/or as may be directed by the Board. As compensation for your services as an Interim Co-CEO, you shall continue to receive the same compensation and benefits that you have been receiving from the Company pursuant to your current Amended and Restated Employment Agreement dated December 23, 2014 (the “Employment Agreement”). In addition thereto, in recognition of your additional responsibilities as an Interim Co-CEO, you also shall receive:

(a)an addition to your base salary of $25,000 per month during the Interim Period;

(b)a one-time special bonus of $500,000 to be paid within ten (10) business days after the end of the Interim Period, provided that you have not resigned without “Good Reason” and the Board has not terminated your employment for “Cause” prior to such payment date (with “Good Reason” and “Cause” being defined as set forth in your Employment Agreement); and

(c)a one-time LTI award of Restricted Stock Units with a value of $750,000 that shall vest on March 5, 2023 (the “Vesting Date”), provided that you continuously remain employed with the Company and/or its subsidiaries and affiliates from December 28, 2020 through the Vesting Date.

You agree that except as otherwise set forth in this letter, your Employment Agreement shall remain in full force and effect. You also agree that if and when the Board removes you from the position of Interim Co-CEO, such removal shall not trigger or constitute “Good Reason” for resignation as that term is defined in your Employment Agreement, provided that the Company returns you to a position that is the same or equivalent in terms of responsibility and compensation with the position you held at the Company prior to your appointment as an Interim Co-CEO.

Tronox Holdings plc
One Stamford Plaza, 263 Tresser Blvd.
Suite 1100
Stamford, CT 06901
T: +1-203-705-3800 | W: www.tronox.com

We appreciate your willingness to accept the role of Interim Co-CEO and are confident in your ability to contribute significantly to the Company’s continued success.

Best regards,

/s/ Ilan Kaufthal
Ilan Kaufthal Chairman of the Board

Acknowledgement:

Agreed on this the 27th day of December 2020

__/s/ John D. Romano_________________
By: John D. Romano

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